EXHIBIT 16.1


May 16, 2006


Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549  USA

Dear Sirs:

RE:    IRONCLAD PERFORMANCE WEAR CORPORATION
       (FORMERLY EUROPA TRADE AGENCY LTD.)
       FILE REF. NO. 000-51365

We were previously the principal accountants for Ironclad Performance Wear Corporation and we reported on the financial statements of Ironclad Performance Wear Corporation as of the periods since July 31, 2004. As of May 16, 2006, we were not engaged as the principal accountants for Ironclad Performance Wear Corporation. We have read Ironclad Performance Wear Corporation's statements under Item 4 of its Form 8-K dated, May 16, 2006, and we agree with such statements.

For the most recent fiscal period through to May 16, 2006, there has been no disagreement between Ironclad Performance Wear Corporation and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Morgan & Company
--------------------
Morgan & Company
Chartered Accountants

Vancouver, B.C.